Richards, Layton & Finger

A PROFESSIONAL ASSOCIATION

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

Fax:  (302) 651-7701

June 16, 2008

Evergreen Equity Trust
200 Berkeley Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

Re: Evergreen Equity Trust

We have acted as special Delaware counsel for Evergreen Equity Trust, a Delaware statutory trust (the “Trust”), in connection with the matters contemplated herein.  At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

The certificate of trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 18, 1997, as corrected by the Certificate of Correction of the Certificate of Trust of the Trust, which was filed with the Secretary of State on January 3, 2003 (as so corrected, the “Certificate of Trust”);

The Amended and Restated Declaration of Trust of the Trust entered into on March 17, 2004 by the trustees named therein (the “Trust Instrument”);

The Trust's Registration Statement on Form N-14 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about the date hereof;

The By-Laws of the Trust (the “By-Laws”);

Copies of certain resolutions (the “Resolutions”) adopted by the Trustees with respect to the approval of the Agreement (as defined below), including the issuance pursuant to the Agreement of certain shares of beneficial interest of the Trust with respect to its Evergreen Golden Core Opportunities Fund series (each a “Share,” and collectively, the “Shares”) in connection with transactions relating to the Evergreen Select Equity Trust with respect to its Evergreen Special Equity Fund series, which Resolutions were attached to a certificate of the Secretary of the Trust, dated as of June 16, 2008;

A form of the Agreement and Plan of Reorganization by the Trust with respect to its Evergreen Golden Core Opportunities Fund series, Evergreen Select Equity Trust with respect to its Evergreen Special Equity Fund series and Evergreen Investment Management Company, LLC, as to Article IX only (the "Agreement"); and

A Certificate of Good Standing for the Trust, dated June 13, 2008, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreement, the Trust Instrument, the By-laws and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument, the Resolutions and the Agreement and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Instrument, the Resolutions and the Agreement and as contemplated by the Registration Statement, and (viii) all conditions precedent set forth in the Agreement shall have been satisfied at the time of the issuance of the Shares.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

The Shares of the Trust have been duly authorized and, when issued will be validly issued, fully paid and, subject to Article IV of the Trust Instrument, nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards Layton and Finger

EAM/JWP